Exhibit (a)(3)


                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                           New York, New York, 10004

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             SCOR U.S. CORPORATION
                                       AT
                              $15.25 NET PER SHARE
                                       BY
                          SCOR MERGER SUB CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                                   SCOR S.A.
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 THE OFFER AS DEFINED BELOW AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT
 NEW YORK CITY TIME, ON FRIDAY, DECEMBER 8, 1995, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                                November 9, 1995

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by SCOR Merger Sub Corporation, a newly organized Delaware corporation (the "Purchaser"), and a wholly owned subsidiary of SCOR S.A., a societe anonyme organized under the laws of The French Republic ("Parent"), to act as dealer managers (the "Dealer Managers") in connection with the Purchaser's offer to purchase all of the outstanding shares of Common Stock, par value $0.30 per share (the "Shares"), of SCOR U.S. Corporation, a Delaware corporation (the "Company"), not currently beneficially owned directly or indirectly by Parent, at a price of $15.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated November 9, 1995 (the "Offer to Purchase") and the related Letter of Transmittal (the "Letter of Transmittal", and together with the Offer to Purchase, the "Offer"), copies of which are enclosed herewith.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES CURRENTLY BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY BY PARENT, WILL CONSTITUTE AT LEAST 90% OF THE TOTAL SHARES OUTSTANDING AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1. Offer to Purchase;

       2. Letter of Transmittal (together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding);

       3. Letter to Stockholders of the Company from the Chairman and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

       4. A printed form of letter which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

       5. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available, if time will not permit all required documents to reach The Bank of New York, as depositary (the "Depositary"), prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis.

    The Board of Directors of the Company and the Special Committee (as defined in the Offer to Purchase) have unanimously determined that the Offer and the Merger (as defined in the Offer to Purchase) are fair to and in the best interests of the Company and its stockholders, have approved the Offer and the Merger and recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 8, 1995, UNLESS THE OFFER IS EXTENDED.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all outstanding Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company, Midwest Securities Trust Company or Philadelphia Depository Trust Company), a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and any other required documents. See the section of the Offer to Purchase entitled "THE OFFER--3. Procedure for Tendering Shares".

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in the section of the Offer to Purchase entitled "THE OFFER--3. Procedure for Tendering Shares".

    The Purchaser will not pay any fees or commissions to any broker or dealer or any other persons (other than the fees of the Dealer Managers and Information Agent (as defined in the Offer to Purchase)) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

    PLEASE NOTE THAT THE OFFER EXPIRES AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 8, 1995, UNLESS THE OFFER IS EXTENDED.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained by contacting, the Information Agent or the Dealer Managers, at their addresses and telephone number set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,



                                          GOLDMAN, SACHS & CO.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL APPOINT YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.